Filed Pursuant to Rule 424(b)(3) and (c)
File Number 333-101247

THIRD PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 22, 2002

NUEVO ENERGY COMPANY

1,969,580 Shares of Common Stock

     This third prospectus supplement supplements our prospectus dated November 22, 2002, our first prospectus supplement dated July 16, 2003 and our second prospectus supplement dated September 17, 2003, relating to the public offering, which is not being underwritten, of up to 1,969,580 shares of our common stock, which may be offered and sold from time to time by certain of our stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. We will receive no part of the proceeds of such sales. The “Selling Stockholders” section of our prospectus, our first prospectus supplement and our second prospectus supplement is hereby supplemented to reflect the distribution by Yorktown Energy Partners IV, L.P. of 27,224 shares of our common stock, the distribution by Yorktown IV Company LLC of 27,224 shares of our common stock, and the charitable gift transfer by W. Howard Keenan, Jr. of 3,700 shares of our common stock. This third prospectus supplement should be read in conjunction with our prospectus, our first prospectus supplement and our second prospectus supplement, and this third prospectus supplement is qualified by reference to our prospectus, our first prospectus supplement and our second prospectus supplement except to the extent that the information herein contained supersedes the information contained in such prospectus, first prospectus supplement and second prospectus supplement.

     The date of this third prospectus supplement is February 27, 2004.

SELLING STOCKHOLDERS

     On February 12, 2004, all shares of our common stock beneficially owned by Yorktown Energy Partners IV, L.P. were distributed to Yorktown IV Company LLC, all shares of our common stock beneficially owned by Yorktown IV Company LLC were subsequently distributed to its members, and all except 26,083 shares of our common stock beneficially owned by W. Howard Keenan, Jr. were subsequently transferred by charitable gift to the President and Fellows of Harvard College. The table of selling stockholders in our prospectus, our first prospectus supplement and our second prospectus supplement is hereby amended to reflect such distributions and charitable gift transfer, and supplemented to specifically include the entities and individuals who received such distributions or charitable gift transfer. The following table sets forth as of February 12, 2004, the name of each of the entities and individuals who received shares of our common stock through the distribution by Yorktown IV Company LLC, subsequent to its receipt of the distribution by Yorktown Energy Partners IV, L.P., and through the charitable gift transfer by W. Howard Keenan, Jr., the number of such shares of our common stock that each such selling stockholder beneficially owns as of such date, the number of such shares of our common stock beneficially owned by each such selling stockholder that may be offered for sale from time to time by our prospectus, our first prospectus supplement, our second prospectus supplement and this third prospectus supplement, and the number and percentage of such shares of our common stock to be beneficially owned by each such selling stockholder assuming the sale of all such shares of common stock offered by such selling stockholders. None of such selling stockholders has held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

     Except as set forth in this third prospectus supplement, there is no change to the section entitled “Selling Stockholders” in our prospectus, our first prospectus supplement and our second prospectus supplement. We may amend or supplement our prospectus, our first prospectus supplement, our second prospectus supplement and this third prospectus supplement from time to time to update the disclosures set forth therein and herein.

	Number			Percent of
	of Shares		Number of	Class
	Beneficially	Number of	Shares	Owned
	Owned Prior to	Shares Being	Owned After	After
Name of Selling Stockholder	Offering	Offered(1)	Offering	Offering
Bryan H. Lawrence	53,007	53,007	0	*
W. Howard Keenan, Jr.	26,083	26,083	0	*
Peter A. Leidel	25,826	25,826	0	*
Tomas R. LaCosta	6,786	6,786	0	*
President and Fellows of Harvard College	3,700	3,700	0	*
Robert A. Signorino	2,531	2,531	0	*
Vivian W. Hummler	2,272	2,272	0	*
Diedre A. Hallett	1,361	1,361	0	*
Josephine P. LaCosta Irrevocable Trust	1,064	1,064	0	*
William C.P. LaCosta Irrevocable Trust	1,064	1,064	0	*
Elizabeth C. Lawrence	544	544	0	*
Juliana Claire Signorino Irrevocable Trust U/A DTD 11/3/99 Adrienne Signorino TTEE	500	500	0	*
Katherine Anne Signorino Irrevocable Trust U/A DTD 11/3/99 Adrienne Signorino TTEE	500	500	0	*
Robert A. Signorino, III Irrevocable Trust U/A DTD 5/15/2001 Adrienne Signorino TTEE	500	500	0	*
Arnisha R. Hallett Jones	154	154	0	*

*	Less than 1%

(1)	Registration of the shares of common stock does not mean that all or any portion and these shares will be offered or sold by the selling stockholders pursuant to this third prospectus supplement.